EXHIBIT 5.1

April 18, 2008

Universal Forest Products, Inc.
2801 East Beltline, N.E.
Grand Rapids, MI 49525

Re:	Registration Statement on Form S-8 Relating to the Universal Forest
Products, Inc. 2002 Employee Stock Purchase Plan pursuant to the amendment to the Plan approved on April 16, 2008 (collectively, the
“Plan”)

Gentlemen:

        With respect to the Registration Statement on Form S-8 (the “Registration Statement”) filed by Universal Forest Products, Inc., a Michigan corporation (the “Company”), with the Securities and Exchange Commission, for the purpose of registering under the Securities Act of 1933, as amended, 200,000 shares of the Company’s common stock, no par value, for issuance pursuant to the Plan, we have examined such documents and questions of law we consider necessary or appropriate for the purpose of giving this opinion.

        On the basis of such evaluation, we advise you that in our opinion the 200,000 shares covered by the Registration Statement, at the prices described in the Registration Statement, and upon delivery of such shares and payment therefor in accordance with the terms stated in the Plan and the Registration Statement, will be duly and legally authorized, issued and outstanding, and will be fully paid and nonassessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or under the rules and regulations of the Securities and Exchange Commission relating thereto.

Sincerely,

VARNUM, RIDDERING, SCHMIDT & HOWLETT LLP

/s/ Varnum, Riddering, Schmidt & Howlett LLP